    As filed with the Securities and Exchange Commission on January 13, 1997

                                             Form S-4 Registration No. 333-
                                                                           -----
                                             Form S-4 Registration No. 333-
                                                                           -----
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                       As to the Units:                                                  As to the Guarantees:
                           FORM S-4                                                             FORM S-4
                    REGISTRATION STATEMENT                                               REGISTRATION STATEMENT
                            UNDER                                                                UNDER
                  THE SECURITIES ACT OF 1933                                           THE SECURITIES ACT OF 1933

                    --------------------                                                  --------------------
                   THERMOLASE CORPORATION                                             THERMO ELECTRON CORPORATION
    (Exact name of registrant as specified in its charter)               (Exact name of registrant as specified in its charter)

                           Delaware                                                             Delaware
(State or other jurisdiction of incorporation or organization)       (State or other jurisdiction of incorporation or organization)

                    --------------------                                                  --------------------

                            7299                                                                 3829
   (Primary Standard Industrial Classification Code Number)             (Primary Standard Industrial Classification Code Number)

                          06-1360302                                                           04-2209186
             (I.R.S. Employer Identification No.)                                 (I.R.S. Employer Identification No.)

                  10455 Pacific Center Court                                                81 Wyman Street
               San Diego, California 92121-4339                                              P.O. Box 9046
                        (619) 578-5885                                             Waltham, Massachusetts 02254-9046
(Address, including zip code, and telephone number, including                               (617) 622-1000
   area code, of registrant's principal executive offices)            (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                              --------------------
                          Sandra L. Lambert, Secretary
                           ThermoLase Corporation and
                           Thermo Electron Corporation
                                 81 Wyman Street
                                  P.O. Box 9046
                        Waltham, Massachusetts 02254-9046
                                 (617) 622-1000
       (Name, address, including zip code, and telephone number, including area code, of agent for service for both registrants)

                              --------------------
                                   Copies to:
    Seth H. Hoogasian, Esquire                        David E. Redlick, Esquire
Vice President and General Counsel                        Hale and Dorr LLP
      ThermoLase Corporation                               60 State Street
  and Thermo Electron Corporation                    Boston, Massachusetts 02109
          81 Wyman Street                                  (617) 526-6000
 Waltham, Massachusetts 02254-9046
          (617) 622-1000

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Offer described herein.

If the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                              --------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
           Title of each Class of              Amount to be     Proposed Maximum    Proposed Maximum Aggregate        Amount of
         Securities to be Registered            Registered       Offering Price          Offering Price(1)       Registration Fee(1)
                                                                  Per Unit (1)
------------------------------------------------------------------------------------------------------------------------------------
Units........................................    2,000,000          $18.8125               $37,625,000                 $11,402
------------------------------------------------------------------------------------------------------------------------------------
Thermo Electron Corporation Guarantees.......       --                 --                       --                     None(2)
====================================================================================================================================

(1) Calculated pursuant to Rule 457(f), based on an average of the high and low prices reported on AMEX as of January 6, 1997, plus $3.00 per share.
(2) The Units are comprised of the Common Stock and the Redemption Rights. No separate consideration will be received for the Common Stock, the Redemption Rights or the Guarantees.

                  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             THERMOLASE CORPORATION

                                OFFER TO EXCHANGE
   ONE UNIT, CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE REDEMPTION RIGHT
                                    FOR EACH
   ONE OUTSTANDING SHARE OF COMMON STOCK, UP TO A MAXIMUM OF 2,000,000 SHARES,
                                      PLUS
                $3.00, PAYABLE IN CASH OR SHARES OF COMMON STOCK
                                 ---------------

    REDEMPTION PAYMENTS GUARANTEED ON A SUBORDINATED BASIS BY THERMO ELECTRON
                                   CORPORATION
                                 ---------------

          -------------------------------------------------------------
          THE OFFER, WITHDRAWAL RIGHTS AND PRORATION
          PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON ,                1997, UNLESS THE OFFER IS EXTENDED.
                    ------------ ---
          -------------------------------------------------------------

                                 ---------------

         ThermoLase Corporation, a Delaware corporation ("ThermoLase", or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying letter of transmittal (the "Letter of Transmittal", and together with this Offer to Exchange, the "Offer"), to exchange one unit (a "Unit") consisting of one share of common stock, $.01 par value per share, of the Company (the "Common Stock") and one redemption right (each, a "Redemption Right") for each share of Common Stock (each, an "Exchange Share") plus an additional payment of $3.00 (the "Additional Payment"), payable either (i) in cash (the "Additional Cash Payment") or (ii) in additional shares of Common Stock (the "Additional Share Payment") (or a combination thereof), validly tendered and accepted for exchange in the Offer.

         Shares of Common Stock tendered in satisfaction of the Additional Share Payment will be valued at $20.25 per share. No more than 2,000,000 Exchange Shares will be accepted for exchange. Shares of Common Stock not accepted for exchange, because of prorations or otherwise, will be returned. The Offer is subject to certain conditions, including there being validly tendered and not withdrawn prior to the expiration of the Offer at least 500,000 Exchange Shares and the related Additional Payments (the "Minimum Condition"), and the listing of the Units on the American Stock Exchange ("AMEX"), subject to official notice of issuance.

         The Board of Directors is not making any recommendations to its shareholders as to whether they should exchange or refrain from exchanging any or all of their shares of Common Stock. Each shareholder must make his or her own decision as to whether to exchange any shares of Common Stock owned. HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING A DECISION ON

                                                  (Cover continued on next page)

WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

         Each Redemption Right will entitle the holder thereof to sell the related share of Common Stock to the Company for $20.25 during the first 20 business days after the fourth anniversary of the Expiration Date (as defined herein). The Redemption Right will not detach or trade separately from the related share of Common Stock (but instead will trade together with the related share of Common Stock as a Unit) and will expire and become worthless if the closing price of the Company's Common Stock is at least $26.00 for 20 of any 30 consecutive trading days after the Expiration Date. In the event of the expiration of the Redemption Right, the Unit will automatically become, and will trade as, one share of Common Stock. The Company's obligations under the Redemption Rights will be guaranteed on a subordinated basis by Thermo Electron Corporation, the Company's ultimate parent corporation ("Thermo Electron"). For a description of the other terms of the Offer, see "The Offer to Exchange."

         Prior to this Offer, there has been no public market for the Units. The Company has applied for the listing of the Units on AMEX under the symbol
"     ."
                                 ---------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF THERMOLASE IN EVALUATING THE OFFER.
                                 ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of such shareholder's shares of Common Stock should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), the Additional Cash Payment (in the manner set forth herein) and any other required documents to the Exchange Agent (as defined herein), and either deliver the certificates representing the tendered Exchange Shares (and shares constituting the Additional Share Payment, if applicable) or tender such Exchange Shares (and shares constituting the Additional Share Payment, if applicable) pursuant to the procedure for book-entry transfer set forth in this Offer to Exchange, or (2) request such


                                       ii         (Cover continued on next page)
shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

         Shareholders having Exchange Shares (and shares constituting the Additional Share Payment, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Exchange Shares (and shares constituting the Additional Share Payment, if applicable) so registered.

         If a shareholder desires to tender Exchange Shares and the required Additional Payment pursuant to the Offer but time will not permit the required deliveries to be made to the Exchange Agent prior to the Expiration Date, or the procedure for a book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth herein.

         Questions and requests for assistance or for additional copies of this Offer to Exchange, the Letter of Transmittal and all other exchange offer materials may be directed to National Westminster Bank Plc -- New York Branch (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Exchange. Additional copies of this Offer to Exchange, the Letter of Transmittal and all other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.

                        ---------------------------------

                     The Information Agent for the Offer is:

                NATIONAL WESTMINSTER BANK PLC -- NEW YORK BRANCH

              The date of this Offer to Exchange is        , 1997.
                                                    -------

                              AVAILABLE INFORMATION

         ThermoLase and Thermo Electron are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by ThermoLase and Thermo Electron with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. In addition, ThermoLase and Thermo Electron are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. ThermoLase's Common Stock is listed on AMEX. Reports, proxy statements and other information concerning ThermoLase can also be inspected at the offices of AMEX, 86 Trinity Place, New York, New York 10006. Thermo Electron's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning Thermo Electron can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                             ADDITIONAL INFORMATION

         ThermoLase and Thermo Electron have each filed with the Commission a Registration Statement on Form S-4 (the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Units to be issued by ThermoLase pursuant to the Offer and the guarantees (the "Guarantees") by Thermo Electron of ThermoLase's obligations under the Redemption Rights. In addition, ThermoLase has filed an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Offer (the "Schedule 13E-4"). This Offer to Exchange does not contain all the information set forth in the Registration Statements or the Schedule 13E-4. For further information with respect to ThermoLase, Thermo Electron, the Units, the Guarantees and the Offer, reference is hereby made to the Registration Statements and the Schedule 13E-4 (including the exhibits and schedules thereto). Statements contained in this Offer to Exchange or in any document incorporated by reference in this Offer to Exchange as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the applicable Registration Statement or the Schedule 13E-4 or such other document, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of ThermoLase filed with the Commission are incorporated by reference in this Offer to Exchange:

         1. Annual Report on Form 10-K for the fiscal year ended September 28, 1996; and

         2. The description of ThermoLase's capital stock contained in ThermoLase's Registration Statements on Form 8-A.

         The following documents of Thermo Electron filed with the Commission are incorporated by reference in this Offer to Exchange:

         1. Annual Report on Form 10-K, as amended on Form 10-K/A for the fiscal year ended December 30, 1995;

         2. Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 (as amended on Form 10-Q/A) and September 28, 1996;

         3. Current Reports on Form 8-K dated January 3, 1996, January 19, 1996, April 16, 1996 and October 24, 1996; and

         4. The description of Thermo Electron's capital stock contained in Thermo Electron's Registration Statements on Form 8-A.

         All documents and reports subsequently filed by ThermoLase or Thermo Electron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange and prior to the Expiration Date (as defined herein) shall be deemed to be incorporated by reference in this Offer to Exchange and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

         This Offer to Exchange incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Offer to Exchange is delivered, on written or oral request, without charge, directed to Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone number (617) 622-1000), Attention:
Secretary. In order to ensure timely delivery of any of such documents, any request should be made not later than five business days prior to the Expiration Date.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THERMOLASE, THERMO ELECTRON OR ANY OTHER PERSON. THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFER TO EXCHANGE NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THERMOLASE OR THERMO ELECTRON SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

   "SoftLight" and "Spa Thira" are trademarks or service marks of ThermoLase.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this Offer to Exchange and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company and Thermo Electron to differ materially from those indicated by such forward-looking statements, including among others, the following: uncertainties in market demand and acceptance and intellectual property rights, changes in and compliance with government regulation; the impact of competitive products and pricing; risks associated with management of growth; the Company's limited operating history; and technology and product development, as well as commercialization; the failure of an active trading market to develop for the Units; and the volatility generally in the stock and other financial markets. In addition, these factors include those set forth in "Risk Factors" herein and the discussion of risk factors and other uncertainties contained under the caption "Forward-looking Statements" incorporated by reference into the Company's fiscal 1996 Annual Report on Form 10-K, and the risk factors and other uncertainties contained under the caption "Other Information" in Thermo Electron's Quarterly Report on Form 10-Q for the quarter ending September 28, 1996, which are incorporated by reference herein.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................  iv

ADDITIONAL INFORMATION......................................................  iv

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   v

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........................  vi

SUMMARY  ...................................................................   1

SELECTED HISTORICAL FINANCIAL DATA OF THERMOLASE............................  10

SELECTED HISTORICAL FINANCIAL DATA OF THERMO ELECTRON.......................  13

RISK FACTORS................................................................  14

THE OFFER TO EXCHANGE.......................................................  15

MARKET PRICE INFORMATION....................................................  34

DESCRIPTION OF SECURITIES...................................................  38

TRANSACTIONS IN SECURITIES..................................................  42

LEGAL MATTERS...............................................................  42

EXPERTS  ...................................................................  43

--------------------------------------------------------------------------------


                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Offer to Exchange. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Offer to Exchange. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Offer to Exchange. Shareholders are urged to read this Offer to Exchange hereto in its entirety.


THERMOLASE CORPORATION                 ThermoLase has developed a proprietary
                                       system for the removal of unwanted hair
                                       (the "SoftLight system"). In April 1995, the Company received clearance from the U.S. Food and Drug Administration to commercially market services using this system. The Company is marketing the SoftLight system in the United States through its "Spa Thira" salons and through licensing agreements with doctors. The Company is marketing the SoftLight system in foreign countries by engaging in joint ventures and other licensing arrangements with companies or individuals that are experienced in those locations.

                                       As of December 28, 1996, an aggregate of 40,585,799 shares of the Company's Common Stock were outstanding, of which, 25,960,996 shares (approximately 64% of the outstanding shares) were beneficially owned by ThermoTrex Corporation ("ThermoTrex"). ThermoTrex is a publicly traded, majority-owned subsidiary of Thermo Electron.

                                       ThermoLase's principal executive offices are located at 10455 Pacific Center Court, San Diego, California 92121-4339. Its telephone number is (619) 646-5700.


THERMO ELECTRON CORPORATION            Thermo Electron develops, manufactures
                                       and markets environmental monitoring and
                                       analysis instruments, biomedical products
                                       including heart-assist systems,
                                       mammography
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       systems and respiratory care products,
                                       paper-recycling and papermaking
                                       equipment, alternative-energy systems,
                                       industrial process equipment, and other
                                       specialized products. Thermo Electron
                                       also provides environmental and
                                       metallurgical services and conducts
                                       advanced technology research and
                                       development. Thermo Electron performs its business through its divisions and wholly-owned subsidiaries, as well as majority-owned subsidiaries that are partially owned by the public or by private investors.

                                       Thermo Electron's principal executive
                                       offices are located at 81 Wyman Street,
                                       P.O. Box 9046, Waltham, Massachusetts.
                                       Its telephone number is (617) 622-1000.

RISK FACTORS                           Shareholders should consider certain risk
                                       factors in evaluating whether to exchange their shares of Common Stock and Additional Payments for Units. See "Risk
                                       Factors."


THE OFFER TO EXCHANGE

SECURITIES OFFERED                     Units consisting of one share of Common
                                       Stock and one Redemption Right. The
                                       Redemption Right entitles the holder
                                       thereof to sell the related share of
                                       Common Stock to the Company for $20.25
                                       during the first 20 business days after
                                       the fourth anniversary of the Expiration
                                       Date. The Redemption Right will not
                                       detach or trade separately from the
                                       related share of Common Stock (but
                                       instead will trade together with the
                                       related share of Common Stock as a Unit) and will expire and become worthless if the closing price of the Common Stock is at least $26.00 for 20 of any 30 consecutive trading days following the
                                       Expiration Date. In the event of the
                                       expiration of the Redemption Right, the
                                       Unit will automatically become, and will trade as,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       one share of Common Stock. The Company's obligations under the Redemption Rights will be guaranteed on a subordinated basis by Thermo Electron. See "The Offer to Exchange--Terms of the Offer to Exchange" and "Description of
                                       Securities."

THE OFFER                              One Unit is being offered in exchange for
                                       each Exchange Share, plus an Additional
                                       Payment consisting of either the
                                       Additional Cash Payment or the Additional
                                       Share Payment (or a combination thereof), validly tendered and accepted for exchange. The shares of Common Stock tendered in satisfaction of the
                                       Additional Share Payment will be valued
                                       at $20.25 per share. Fractional shares of Common Stock may not be tendered as Exchange Shares or in satisfaction of the Additional Payment; accordingly, a tendering shareholder who elects to make the Additional Payment in the form of an Additional Share Payment may be required also to make an Additional Cash Payment to the extent necessary to avoid the delivery of fractional shares in satisfaction of the Additional Share
                                       Payment. For example, because the shares tendered in satisfaction of the
                                       Additional Share Payment will be valued
                                       at $20.25 per share, a tendering
                                       shareholder who desires to tender ten
                                       Exchange Shares may either (i) make an
                                       Additional Cash Payment of $30.00, or
                                       (ii) tender one share in satisfaction of the Additional Share Payment and make an Additional Cash Payment of $9.75.

                                       No more than 2,000,000 Exchange Shares
                                       will be accepted for exchange. If more
                                       than 2,000,000 Exchange Shares are
                                       validly tendered for exchange pursuant to the Offer and not withdrawn prior to the Expiration Date, acceptances will be cut back pro rata (with adjustments to avoid exchange of fractional Exchange Shares or shares tendered

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       in satisfaction of the Additional Share
                                       Payment) based on the total number of
                                       Exchange Shares validly tendered and not withdrawn prior to the Expiration Date. ThermoTrex, the Company's principal shareholder, has notified the Company that it does not intend to tender any of its shares of Common Stock pursuant to the Offer. See "The Offer to
                                       Exchange--Terms of the Offer to
                                       Exchange."

PURPOSE OF THE OFFER                   The Company does not believe that the
                                       market price of the Common Stock
                                       accurately reflects its intrinsic value.
                                       The purpose of the Offer is to give to
                                       shareholders who are considering selling their shares the opportunity to reduce the risk associated with the continued ownership of the Common Stock.

EXPIRATION DATE; EXTENSION;            The Offer will expire at 12:00 midnight,
TERMINATION                            New York City time, on _____________,
                                       1997, unless extended (as so extended,
                                       the "Expiration Date"). The Company
                                       expressly reserves the right (i) to
                                       extend, amend or modify the terms of the Offer in any manner; and (ii) if certain conditions are not satisfied, to withdraw or terminate the Offer, and not accept for exchange any shares of Common Stock.
                                       See "The Offer to Exchange-- Expiration
                                       Date; Extension; Termination," and "The
                                       Offer to Exchange--Conditions to the
                                       Consummation of the Offer."

WITHDRAWAL RIGHTS                      Tenders of Exchange Shares and Additional
                                       Payments pursuant to the Offer may be
                                       withdrawn at any time prior to the
                                       Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after ________, 1997, unless theretofore accepted for exchange. See
                                       "The Offer to Exchange--Withdrawal
                                       Rights."

PROCEDURES FOR TENDERING               To be tendered properly, (i) certificates

--------------------------------------------------------------------------------
                                       representing the tendered Exchange Shares and shares constituting the Additional Share Payment, if applicable, (ii) a certified or official bank check made payable to the Company or wire transfer for the benefit of the Company in the amount of the Additional Cash Payment, if applicable, and (iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by American Stock Transfer & Trust Company, the Company's exchange agent for the Offer (the "Exchange Agent"), at the address set forth on the back cover page of this Offer to Exchange prior to 12:00 midnight, New York City time, on the Expiration Date. Special arrangements are provided for book-entry transfers of shares of Common Stock. See "The Offer to Exchange--Procedure for Tendering
                                       Shares."

                                       Shareholders having Exchange Shares
                                       registered in the name of a broker,
                                       dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Exchange Shares (and any such shares constituting the Additional Share Payment, if applicable).

                                       If a holder desires to accept the Offer
                                       and time will not permit the required
                                       deliveries to be made to the Exchange
                                       Agent prior to the Expiration Date, or
                                       the procedure for a book-entry transfer
                                       cannot be completed on a timely basis, a tender may be effected in accordance with guaranteed delivery procedures. See "The Offer to Exchange--Guaranteed Delivery Procedure."

ACCEPTANCE OF TENDERED SHARES AND      Upon the terms and subject to the
ADDITIONAL PAYMENTS; PRORATION         conditions of the Offer (including
                                       satisfaction of the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       Minimum Condition), the Company will
                                       accept for exchange up to 2,000,000
                                       Exchange Shares and related Additional
                                       Payments validly tendered and not
                                       withdrawn prior to the Expiration Date.
                                       Upon the terms and subject to the
                                       conditions of the Offer, if more than
                                       2,000,000 Exchange Shares and related
                                       Additional Payments have been validly
                                       tendered and not withdrawn prior to the
                                       Expiration Date, the Company will accept for exchange Exchange Shares and related Additional Payments validly tendered and not withdrawn from each tendering holder pro rata based on the total number of Exchange Shares validly tendered, subject to adjustment to avoid the acceptance for exchange of fractional shares.

DELIVERY OF UNITS                      Subject to the terms and conditions of
                                       the Offer, the delivery of the Units to
                                       be issued pursuant to the Offer will
                                       occur as promptly as practicable
                                       following the Expiration Date. See "The
                                       Offer to Exchange--Acceptance of Tendered
                                       Shares and Additional Payments;
                                       Proration; Delivery of Units."

                                       If proration of Exchange Shares is
                                       required, the Company does not expect to be able to announce the final proration factor or to commence the exchange for any Exchange Shares pursuant to the Offer until approximately five business days after the Expiration Date, due to the difficulty in determining the number of Exchange Shares validly tendered (including shares tendered pursuant to the guaranteed delivery procedure described in "The Offer to Exchange-- Guaranteed Delivery Procedure").
                                       Preliminary results of the proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Common Stock may obtain such preliminary information from the Information

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                       Agent and may also be able to obtain such information from their brokers.

CERTAIN FEDERAL INCOME TAX             The Company believes that the exchange of
CONSEQUENCES                           the Units for the Exchange Shares and the
                                       Additional Payments should be treated as a reorganization under Section
                                       368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code") and, therefore, should not result in the recognition of income by shareholders making the Additional Payment solely in cash and should result in the recognition of income by shareholders who make the Additional Payment in shares of Common
                                       Stock, in whole or in part, up to the
                                       fair market value of the Guarantee
                                       (estimated by the Company to be $______
                                       per Unit). However, if the Internal
                                       Revenue Service were to successfully
                                       challenge the Company's treatment of the exchange, shareholders who make the
                                       Additional Payment with shares of Common
                                       Stock could be required to recognize
                                       income up to the fair market value of the Redemption Right (including the
                                       Guarantee). The Company believes that
                                       shareholders who make the Additional
                                       Payment solely in cash should not be
                                       required to recognize gain even if the
                                       Internal Revenue Service were to
                                       successfully challenge the Company's
                                       treatment of the exchange. Alternatively, if the Internal Revenue Service were to treat a Unit as debt, rather than equity, the exchange would be taxable, whether a shareholder made the Additional Payment in cash or in shares of Common Stock. See
                                       "The Offer to Exchange -- Certain Federal
                                       Income Tax Consequences" and "Risk
                                       Factors -- Risk of Uncertain Tax
                                       Treatment."

CONDITIONS TO THE OFFER                The Offer is subject to certain
                                       conditions, including there being validly tendered and not withdrawn prior to the expiration of the Offer at least 500,000
                                       Exchange Shares and the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       related Additional Payments, and the
                                       listing of the Units on AMEX. There can
                                       be no assurance that such conditions will be met. See "The Offer to Exchange--Conditions to the Consummation of the Offer."

UNTENDERED SHARES                      Holders of shares of Common Stock who do
                                       not tender their shares of Common Stock
                                       in the Offer or whose shares of Common
                                       Stock are not accepted for exchange will continue to hold such shares of Common
                                       Stock, which is listed on AMEX, and will be entitled to all the rights, and will be subject to all of the limitations, applicable thereto. See "The Offer to Exchange--Effect on Non-Tendering
                                       Shareholders."

LISTING OF THE UNITS                   The Company has applied for the listing
                                       of the Units on the American Stock
                                       Exchange ("AMEX"). In order to be
                                       listed, the Company must meet certain
                                       minimum listing requirements (the "AMEX
                                       Listing Requirements"). Even if the
                                       Units are initially listed, there can
                                       be no assurance that the Units will
                                       meet the requirements for continued
                                       listing on AMEX. See "Risk Factors--No
                                       Assurance as to Liquidity or Trading
                                       Market," and "The Offer to Exchange--
                                       Listing of the Units."

PAYMENT OF FEES AND EXPENSES;          Tendering shareholders will not be
TRANSFER TAXES                         required to pay brokerage commissions or
                                       fees or, except as otherwise provided in the Instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of Exchange Shares and the Additional Payment pursuant to the Offer. The Company will pay all transfer taxes, other than certain applicable taxes or as set forth in the Letter of Transmittal, in connection with the
                                       Offer. See "The Offer to
                                       Exchange--Payment of Fees and Expenses;
                                       Transfer Taxes."

--------------------------------------------------------------------------------

             SELECTED FINANCIAL INFORMATION - THERMOLASE CORPORATION

         The selected financial information presented below as of and for the fiscal year ended December 31, 1994, the nine months ended September 30, 1995 and the fiscal year ended September 28, 1996 has been derived from ThermoLase's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this Registration Statement. The selected financial information as of and for the fiscal years ended January 2, 1993 and January 1, 1994 has been derived from ThermoLase's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been incorporated by reference into this Registration Statement. This information should be read in conjunction with the Consolidated Financial Statements and related notes incorporated by reference into this Registration Statement. The selected financial information for the fiscal year ended September 30, 1995 has not been audited but, in the opinion of ThermoLase, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.

                                                                                      NINE MONTHS ENDED
                                                       FISCAL YEAR ENDED                     (3)             FISCAL YEAR ENDED
                                               -------------------------------------       --------       ------------------------
                                               JAN. 2,       JAN. 1,        DEC. 31,       SEPT. 30,      SEPT. 30,      SEPT. 28,
                                                1993         1994(1)        1994(2)        1995(4)          1995           1996
                                               -------       --------       --------       --------       --------       --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues                                       $    --       $    625       $ 18,682       $ 17,544       $ 23,348       $ 27,812
                                               -------       --------       --------       --------       --------       --------

Costs and Operating Expenses:
      Cost of revenues                              --            438         10,785         11,424         14,714         20,027
      Selling, general and administrative
         expenses                                   25            208          5,744          6,158          8,128          9,761
      Research and development expenses            315            536          2,324          3,151          3,774          3,470
                                               -------       --------       --------       --------       --------       --------
                                                   340          1,182         18,853         20,733        26,616          33,258
                                               -------       --------       --------       --------       --------       --------

Operating Loss                                    (340)          (557)          (171)        (3,189)        (3,268)        (5,446)
Interest and Other Income                           --            542            437            789            930          3,597
                                               -------       --------       --------       --------       --------       --------
Income (Loss) Before Income Taxes and
    Cumulative Effect of Change in
    Accounting Principle                          (340)           (15)           266         (2,400)        (2,338)        (1,849)

                                                                                        NINE MONTHS ENDED
                                                         FISCAL YEAR ENDED                    (3)              FISCAL YEAR ENDED
                                               --------------------------------------       --------       ------------------------
                                                JAN. 2,       JAN. 1,        DEC. 31,       SEPT. 30,      SEPT. 30,      SEPT. 28,
                                                 1993         1994(1)        1994(2)         1995(4)         1995           1996
                                               --------       --------       --------       --------       --------       --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Tax (Provision) Benefit                      125             (1)          (260)           721            663            463
                                               --------       --------       --------       --------       --------       --------
Income (Loss) Before Cumulative Effect of
    Change in Accounting Principle                 (215)           (16)             6         (1,679)        (1,675)        (1,386)
Cumulative Effect of Change in Accounting
    Principle, Net of Tax                            --             --              9             --             --             --
                                               --------       --------       --------       --------       --------       --------
Net Income (Loss)                              $   (215)      $    (16)      $     15       $ (1,679)      $ (1,675)      $ (1,386)
                                               ========         ======         ======         ======         ======         ======
Earnings (Loss) per Share Before
    Cumulative Effect of Change in
    Accounting Principle                       $   (.01)      $     --       $     --       $    (04)      $   (.04)      $   (.03)
                                               ========         ======         ======         ======         ======         ======
Earnings (Loss) per Share                      $   (.01)      $     --       $     --       $   (.04)      $   (.04)      $   (.03)
                                               ========         ======         ======         ======         ======         ======
Weighted Average Shares                        $ 26,168         31,141         35,767         38,005         37,880         40,353
                                               ========         ======         ======         ======         ======         ======

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital                                $     --       $  3,610       $ 16,325       $ 68,691                      $ 47,197
Total Assets                                         71         23,551         33,570         89,463                        95,520
Long-term Obligations                                --             --             --             --                            --
Common Stock Subject to Redemption                   --         14,511             --             --                            --
Shareholders' Investment                             71           (189)        28,997         82,218                        79,037

-----------------------------------
(1) Reflects the net proceeds of ThermoLase's private placement and the December 1993 acquisition of CBI Laboratories.
(2) Reflects the net proceeds of ThermoLase's initial public offering and the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
(3) In September 1995, ThermoLase changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, ThermoLase's 39-week transition period ended September 30, 1995 is presented.
(4) Reflects the net proceeds of ThermoLase's private placements and public offering of Common Stock.

          SELECTED FINANCIAL INFORMATION - THERMO ELECTRON CORPORATION

    The selected financial information presented below as of and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this Registration Statement. The selected financial information as of and for the fiscal years ended December 28, 1991 and January 2, 1993 has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been incorporated by reference into this Registration Statement. This information should be read in conjunction with Thermo Electron's Consolidated Financial Statements and related notes incorporated by reference into this Registration Statement. The selected financial information for the nine-month periods ended September 30, 1995 and September 28, 1996 has not been audited but, in the opinion of Thermo Electron, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine-month period ended September 28, 1996 are not necessarily indicative of results for the entire year.

                                                           FISCAL YEAR ENDED                              NINE MONTHS ENDED
                                         ----------------------------------------------------------    -----------------------
                                         DEC. 28,   JAN. 2,     JAN. 1,       DEC. 31,    DEC. 30,      SEPT. 30,    SEPT. 28,
                                         1991(1)    1993(2)     1994(3)       1994(4)       1995          1995        1996(5)
                                         --------   --------   ----------   ----------   ----------    ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues                                 $842,538   $999,228   $1,354,508   $1,729,191   $2,270,291    $1,623,333   $2,138,125
                                         --------   --------   ----------   ----------   ----------    ----------   ----------
Costs and Expenses:
    Cost of product and service
        revenues                          532,904    608,975      755,493      928,645    1,239,762       881,247    1,209,280
    Expenses for research and
        development and new lines of
        business                           84,595    106,466      183,965      233,099      272,809       201,855      221,675
    Selling, general and administrative
         expenses                         177,694    213,266      289,282      384,715      510,564       365,162      510,238
    Restructuring and other
        nonrecurring costs                  3,709         --        6,616          650       21,938        21,938       32,264
                                         --------   --------   ----------   ----------   ----------    ----------   ----------
                                          798,902    928,707    1,235,356    1,547,109    2,045,073     1,470,202    1,973,457
                                         --------   --------   ----------   ----------   ----------    ----------   ----------
Operating Income                           43,636     70,521      119,152      182,082      225,218       153,131      164,668
Gain on Issuance of Stock by
    Subsidiaries                           27,367     30,212       39,863       25,283       80,815        65,632      110,857

Other Income (Expense), Net                10,557      1,842      (27,548)        (989)      (7,225)       (7,772)      (6,339)
                                         --------   --------   ----------   ----------   ----------    ----------   -----------

                                                                  FISCAL YEAR ENDED                            NINE MONTHS ENDED
                                           --------------------------------------------------------------   -----------------------
                                            DEC. 28,      JAN. 2,      JAN. 1,     DEC. 31,     DEC. 30,    SEPT. 30,     SEPT. 28,
                                            1991(1)       1993(2)     1994(3)      1994(4)        1995        1995         1996(5)
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Income Before Income Taxes,
          Minority Interest and
          Change in Accounting
          Principle                            81,560      102,575      131,467      206,376      298,808      210,991      269,186
 Provision for Income Taxes                    25,765       27,750       33,513       70,703       98,711       66,155       74,589
 Minority Interest Expense                      7,269       13,902       21,086       30,962       60,515       43,558       57,413
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Income Before Change in
          Accounting Principle                 48,526       60,923       76,868      104,711      139,582      101,278      137,184
 Change in Accounting Principle,
          Net of Tax (6)                           --        1,438           --           --           --           --           --
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net Income                                $   48,526   $   59,485   $   76,868   $  104,711   $  139,582   $  101,278   $  137,184
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Earnings per Share Before
          Change in Accounting
          Principle:

              Primary                      $      .56   $      .64   $      .74   $      .90   $     1.10   $      .81   $      .99
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
              Fully diluted                $      .53   $      .60   $      .67   $      .80   $      .97   $      .71   $      .89
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Earnings per Share:

              Primary                      $      .56   $      .62   $      .74   $      .90   $     1.10   $      .81   $      .99
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
              Fully diluted                $      .53   $      .59   $      .67   $      .80   $      .97   $      .71   $      .89
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Weighted Average Shares:

              Primary                          86,333       95,811       04,203      116,500      126,626      125,058      138,853
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
              Fully diluted                    99,551      111,818      130,618      151,229      159,246      159,057      175,660
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
 Balance  Sheet Data (at end of period):
 Working Capital                           $  468,399   $  508,685   $  833,839   $1,150,732   $1,317,146   $1,279,435   $2,012,247
 Total Assets                               1,212,519    1,837,983    2,507,597    3,061,935    3,786,339    3,546,130    4,949,500
 Long-term Obligations                        255,093      494,152      647,592    1,049,850    1,118,077    1,080,152    1,408,386
 Common Stock of Subsidiaries
          Subject to Redemption                 5,486        5,468       14,511           --       17,513       17,435       73,533
 Shareholders' Investment                     489,538      563,826      873,720    1,007,486    1,309,729    1,226,934    1,697,480

(1) Reflects the issuance of $164.0 million principal amount of convertible debentures.
(2) Reflects the August 1992 acquisition of Nicolet Instrument Corporation and the issuance of $260.0 million principal amount of convertible debentures.
(3) Reflects the 1993 public offering of common stock for net proceeds of $246.0 million.
(4) Reflects the issuance of $345.0 million principal amount of convertible debentures.
(5) Reflects the issuance of $585.0 million principal amount of convertible debentures.
(6) Reflects the adoption in fiscal 1992 of Statement of Financial Accounting Standards No. 106, "Accounting for Post-retirement Benefits Other Than Pensions."

                                  RISK FACTORS

         The following risk factors, in addition to the other information contained or incorporated by reference in this Offer to Exchange, including the risk factors identified under the caption "Forward-looking Statements" incorporated by reference into the Company's Annual Report on Form 10-K for the year ending September 28, 1996 and the risk factors identified under the caption "Other Information" in Thermo Electron's Quarterly Report on Form 10-Q for the quarter ending September 28, 1996, should be considered by holders of Common Stock in evaluating the Offer.

         RISK OF UNCERTAIN TAX TREATMENT. Due to the unique characteristics of the Offer and the Units, the tax treatment of the exchange and the ownership and disposition of the Units is uncertain. The Internal Revenue Service might challenge all or part of the Company's treatment of the exchange as a reorganization under Section 368(a)(1)(E) of the Code. If the Internal Revenue Service were to successfully challenge the Company's treatment of the exchange, shareholders who make the Additional Payment with shares of Common Stock, in whole or in part, could be required to recognize income up to the fair market value of the Redemption Right (including the Guarantee). The Company believes that shareholders who make the Additional Payment solely in cash should not be required to recognize income even if the Internal Revenue Service were to successfully challenge the Company's treatment of the exchange. In addition, the Internal Revenue Service might conclude that a Unit is indebtedness, rather than equity, for federal income tax purposes, in which case (i) the exchange would be a taxable exchange of the holder's Common Stock surrendered, which could result in the recognition of gain to a shareholder (whether the shareholder made the Additional Payment in cash or shares of Common Stock), and (ii) distributions of property by the Company with respect to a Unit would be treated as interest, and not dividends. Shareholders are urged to consult their own tax advisors with regard to the tax consequences of the exchange and the ownership or disposition of the Units. See "The Offer to Exchange -- Certain Federal Income Tax Consequences."

         NO ASSURANCE AS TO LIQUIDITY OR TRADING MARKET. The Units are a new issue of securities with no established trading market. Although the Company has applied for the listing of the Units on AMEX, and it is a condition to the Offer that the Units be approved for listing on AMEX, subject to official notice of issuance, there can be no assurance that an active trading market for the Units will develop or be sustained in the future. Even if the Units are initially listed, there can be no assurance that the Units will meet the requirements for continued listing on AMEX. Thus, no assurance can be given as to the liquidity of, or trading market, if any, for the Units.

         POTENTIAL TERMINATION OF REDEMPTION RIGHTS. The Offer provides for the exchange of one Unit, consisting of one share of Common Stock and one Redemption Right, for one Exchange Share plus the Additional Payment. The Redemption Rights will expire and become worthless if, following the Expiration Date, the closing price of the Common Stock is at least $26.00 for 20 of any 30 consecutive trading days. In the event of the expiration of the

Redemption Rights, each Unit will automatically become, and trade as, one share of Common Stock. Accordingly, shareholders receiving Units in the exchange will need to monitor the price of the Common Stock (which may be different than the price of the Units) to be aware of the status of the Redemption Rights and the value of the Units.

         PRESENCE OF SIGNIFICANT SHAREHOLDER. The Company's shareholders do not have the right to cumulate votes for the election of directors. ThermoTrex, which at December 28, 1996, beneficially owned 64% of the voting stock of the Company and which may own a greater percentage upon the closing of the exchange (if shares of Common Stock are tendered in satisfaction of the Additional Payment), has the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate actions submitted to a vote of the Company's shareholders.



                              THE OFFER TO EXCHANGE

TERMS OF THE OFFER TO EXCHANGE

         ThermoLase hereby offers, upon the terms of and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal, to exchange one unit (each, a "Unit") consisting of one share of common stock, $.01 par value per share, of the Company (the "Common Stock") and one redemption right (each, a "Redemption Right") for each share of Common Stock (each, an "Exchange Share"), plus an additional payment of $3.00 (the "Additional Payment"), payable either (i) in cash (the "Additional Cash Payment") or (ii) in additional shares of Common Stock (the "Additional Share Payment") (or a combination thereof), validly tendered and accepted for exchange in the Offer. The shares of Common Stock tendered in satisfaction of the Additional Share Payment will be valued at $20.25 per share. No more than 2,000,000 Exchange Shares will be accepted for exchange. If more than 2,000,000 Exchange Shares are validly tendered for exchange pursuant to the Offer and not withdrawn prior to the Expiration Date, acceptances will be cut back pro rata (with adjustments to avoid exchange of fractional Exchange Shares or shares tendered in satisfaction of the Additional Share Payment) based on the total number of Exchange Shares validly tendered and not withdrawn prior to the Expiration Date. See "--Acceptance of Tendered Shares and Additional Payments; Proration; Delivery of Units."

         Each Redemption Right will entitle the holder thereof to sell the related share of Common Stock to the Company for $20.25 during the first 20 business days after the fourth anniversary of the Expiration Date. The Redemption Right will not detach or trade separately from the related share of Common Stock (but instead will trade together with the related share of Common Stock as a Unit) and will expire and become worthless if, following the Expiration Date, the closing price of the Common Stock is at least $26.00 for 20 of any 30 consecutive trading days. In the event of the expiration of the Redemption Right, the Unit will automatically become, and will trade as, one share of Common Stock. The Company's obligations under the Redemption

Rights will be guaranteed on a subordinated basis by Thermo Electron, the Company's ultimate parent corporation.

         The Offer commences on the date hereof and expires at 12:00 midnight, New York City time, on ____________, 1997, unless extended, upon the terms and subject to the conditions set forth herein (as so extended, the "Expiration Date"). See "- Expiration Date; Extensions; Termination." The Company's obligation to consummate the Offer is subject to certain conditions, including there being validly tendered and not withdrawn prior to the expiration of the Offer at least 500,000 Exchange Shares and the related Additional Payments (the "Minimum Condition"), and the listing of the Units on AMEX, subject to official notice of issuance. See "-- Conditions to the Consummation of the Offer."

         AN EXCHANGING SHAREHOLDER WHO TENDERS ONE EXCHANGE SHARE AND THE ADDITIONAL PAYMENT WILL, IF SUCH TENDER IS ACCEPTED, RECEIVE ONE UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE REDEMPTION RIGHT. THE REDEMPTION RIGHT WILL NOT DETACH OR TRADE SEPARATELY FROM THE COMMON STOCK RECEIVED IN THE EXCHANGE, BUT INSTEAD WILL TRADE TOGETHER WITH THE RELATED SHARE OF COMMON STOCK AS A UNIT.

PURPOSE OF THE OFFER

         The Company does not believe that the market price of the Common Stock accurately reflects its intrinsic value. The purpose of the Offer is to give shareholders who are considering selling their shares the opportunity to reduce the risk associated with the continued ownership of the Common Stock.

EXPIRATION DATE; EXTENSION; TERMINATION

         The Offer will expire at 12:00 midnight, New York City time, on the Expiration Date. Any extension of the Offer will be followed as soon as practicable by public announcement thereof, but in no event later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, and any amendment of the Offer will be followed as soon as practicable by public announcement thereof. Without limiting the manner by which the Company may choose to make such public announcement, the Company shall not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         Subject to the applicable rules and regulations of the Commission, the Company reserves the right, in its sole discretion, to waive, modify or amend the Offer at any time and from time to time. If the Company decides to waive, modify or amend a material provision of the Offer, it may do so at any time, provided that it gives notice thereof in the manner specified in the preceding paragraph and extends the Offer to the extent required by the Exchange Act. With respect to an increase or decrease in the percentage of the class of securities being solicited for exchange or a change in the consideration offered, Rule 13e-4(f)(1) under the Exchange Act generally requires that a tender offer remain open for at least ten business days from the date the notice of such change is first published, sent or given to securityholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The minimum period during which the Offer must remain open following other material changes in the terms of the Offer will depend on the facts and circumstances, including the relative materiality of the change in the terms of information concerning the Offer. Any amendment to the Offer will apply to all Exchange Shares and Additional Payments tendered pursuant thereto, regardless of when or in what order such Exchange Shares and Additional Payments are tendered.

PROCEDURE FOR TENDERING SHARES

         To be tendered properly, (i) certificates representing the tendered Exchange Shares and shares constituting the Additional Share Payment, if applicable; (ii) a certified or official bank check made payable to the Company or wire transfer for the benefit of the Company in the amount of the Additional Cash Payment, if applicable; and (iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth on the back cover page of this Offer to Exchange prior to 12:00 midnight, New York City time, on the Expiration Date. In lieu of the delivery of certificates for shares, a holder may tender shares of Common Stock (including shares constituting the Additional Share Payment, if applicable) pursuant to the procedure for book-entry tender set forth below (and a confirmation of such book-entry tender must be received by the Exchange Agent on or before the Expiration Date). The beneficial holders of shares of Common Stock that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian are urged to contact such entity promptly if they wish to accept the Offer. LETTERS OF TRANSMITTAL, TENDERED EXCHANGE SHARES AND ADDITIONAL PAYMENTS MUST BE DELIVERED AS DESCRIBED ABOVE AND SHOULD NOT BE SENT TO THE COMPANY.

         Fractional shares of Common Stock may not be tendered as Exchange Shares or in satisfaction of the Additional Payment. Accordingly, a tendering shareholder who elects to make the Additional Payment in the form of an Additional Share Payment may be required also to make an Additional Cash Payment to the extent necessary to avoid the delivery of fractional shares in satisfaction of the Additional Share Payment. For example, because the shares tendered in satisfaction of the Additional Share Payment will be valued at $20.25 per share, a tendering shareholder who desires to tender ten Exchange Shares may either (i) make an Additional Cash Payment of $30.00, or (ii) tender one share in satisfaction of the Additional Share Payment and make an Additional Cash Payment of $9.75.

         If a holder desires to accept the Offer and time will not permit the required deliveries to be made to the Exchange Agent prior to the Expiration Date, or the procedure for a book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures, See "-- Guaranteed Delivery Procedure."

         THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES REPRESENTING TENDERED EXCHANGE SHARES (AND SHARES CONSTITUTING THE ADDITIONAL SHARE PAYMENT, IF APPLICABLE), ADDITIONAL CASH PAYMENTS AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF EACH TENDERING SHAREHOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT SHAREHOLDERS USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

         Within two business days after the date hereof, the Exchange Agent will establish accounts with respect to the Common Stock at each of The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Exchange Shares and shares constituting the Additional Share Payment, if applicable, tendered pursuant to the terms of the Offer by causing such Book-Entry Transfer Facility to transfer the same into the Exchange Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer and to confirm such transfer to the Exchange Agent in writing. Although delivery of Exchange Shares and shares constituting the Additional Share Payment, if applicable, may be effected though book-entry transfer, either (i) a properly completed Letter of Transmittal (or facsimile thereof) executed by the holder of record, together with the proper signature guarantees, and a certified or official bank check made payable to the Company or wire transfer for the benefit of the Company in the amount of the Additional Cash Payment, if applicable, together with all other documents required, or (ii) a Notice of Guaranteed Delivery, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover page of this Offer to Exchange on or before the Expiration Date.

         DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         Except as otherwise provided below, each signature on the Letter of Transmittal, certificates representing shares of Common Stock or instruments of transfer must be guaranteed by a firm or other entity that is an "Eligible Institution." An Eligible Institution means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program. A verification by a notary public alone is not acceptable. Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of the shares of Common Stock being tendered (including shares of Common Stock constituting the Additional Share Payment) and the holder has not completed the box titled "Special Exchange Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or (ii) if such shares are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If any of the certificates for shares of Common Stock being tendered (including shares of Common Stock constituting the Additional Share Payment) are registered in the name of a person other than the signer of the Letter of Transmittal, or if Units are to be issued to a person other than the registered owner of the shares being tendered, or if the Letter of Transmittal specifies that shares that are not accepted for exchange pursuant to the Offer are to be returned to a person other than the registered owner, then the certificates for such shares must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name(s) of the registered owner(s) appears on the certificate(s), with the signature(s) on the certificate(s) or instrument(s) of transfer guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

         If less than the full number of shares of Common Stock evidenced by a submitted certificate (including any certificate representing shares constituting the Additional Share Payment) are to be tendered, the tendering shareholder should indicate on the Letter of Transmittal the number of shares of Common Stock being tendered. If no indication is given, all shares of Common Stock represented by such certificate will be deemed to have been tendered. In the event that the sum of the Additional Cash Payment and the Additional Share Payment, as designated in the Letter of Transmittal, is insufficient to pay the Additional Payment in full with respect to the number of Exchange Shares designated in the Letter of Transmittal or would result in the tendering of a fractional share, the shareholder shall be deemed to have authorized the Exchange Agent to redesignate Exchange Shares as shares constituting the Additional Share Payment in the minimum amount necessary to pay the Additional Payment in full and to avoid the tendering of a fractional share. Any Exchange Shares tendered for which no Additional Payment is made (or with respect to which the Additional Payment is a fractional share) will be returned to the tendering shareholder.

         All questions as to the validity, form, eligibility (including the time of receipt) and acceptance of tendered Exchange Shares and Additional Payments pursuant to any of the foregoing procedures will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any particular shares of Common Stock and Additional Cash Payments determined by it not to be in appropriate form or the acceptance of or exchange for which may, in the opinion of the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or defects in the tender as to any particular shares of Common Stock or Additional Cash Payments, whether or not similar irregularities or defects are waived in the case of any other shares of Common Stock or Additional Cash Payments. The Company's interpretation of the terms and conditions of this Offer (including the Letter of Transmittal and Instructions thereto) shall be final and binding. Any irregularities or defects in connection with any tender, unless waived, must be cured within such time as the Company shall determine, which time may be extended beyond the Expiration Date. Neither the Company, the Exchange Agent, the Information Agent nor any of their respective affiliates shall be under any duty to give notification of any irregularities or defects in such tenders or incur any liability for failure to gives such notification. Tendered Exchange Shares and Additional Payments received by the Exchange Agent that are not properly delivered and as to which the irregularities or defects have not been cured or waived will be returned (without interest thereon or deduction therefrom) by the Exchange Agent to the tendering shareholder as soon as practicable following the Expiration Date, unless otherwise provided in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURE

         If a shareholder desires to tender his Exchange Shares and Additional Payments pursuant to the Offer but is unable either to (i) deliver his certificates (including certificates constituting the Additional Share Payment, if applicable), the Additional Cash Payment, if applicable, and all other required documents to the Exchange Agent on or before the Expiration Date or
(ii) comply with the procedure for book-entry tender on a timely basis such tender may nevertheless be effected, provided that all of the following conditions are satisfied:

         (i)      such tender is made by or through an Eligible Institution;

         (ii) prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including a guarantee by an Eligible Institution (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the shareholder and the number of Exchange Shares and shares constituting the Additional Share Payment (if applicable) and Additional Cash Payment (if applicable) being tendered, stating that the tender is being made thereby and guaranteeing that within three trading days after the date of the Notice of Guaranteed Delivery, the Exchange Shares and shares constituting the Additional Share Payment, the Additional Cash Payment, and the Letter of Transmittal (or facsimile thereof), together with all other required documents, will be deposited by the Eligible Institution with the Exchange Agent; and

         (iii) the certificates for all Exchange Shares and shares constituting the Additional Share Payment in proper form for transfer (or a written confirmation of book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and a certified or official bank check made payable to the Company or wire transfer for the benefit of the Company in the amount of the Additional Cash Payment, if applicable, together with all other required documents, are received by the Exchange Agent within three trading days after the date of the Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, the exchange of Units for shares of Common Stock and Additional Payments accepted for exchange pursuant to the Offer will in all cases be made only after timely receipt by the Exchange Agent of certificates representing the tendered Exchange Shares and shares constituting the Additional Share Payment, if applicable (or a written confirmation of book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal, a certified or official bank check or wire transfer for the Additional Cash Payment, if applicable, and all other required documents. Accordingly, the issuance of Units might not be made to all tendering shareholders at the same time, and will depend upon when such required deliveries are received by the Exchange Agent.

WITHDRAWAL RIGHTS

         Any Exchange Shares and Additional Payments tendered pursuant to the Offer may be withdrawn by the tendering shareholder subject to the procedures described below, at any time prior to the Expiration Date. Thereafter, any such tenders are irrevocable, except that they may be withdrawn after , 1997, unless theretofore accepted for exchange as provided in this Offer to Exchange. If the Company extends the period of time during which the Offer is open, is delayed in its acceptance of the Exchange Shares and Additional Payments or is unable to accept the Exchange Shares and Additional Payments for any reason, then, without prejudice to the Company's rights under the Offer, the Exchange Agent may, on behalf of the Company, retain all Exchange Shares and Additional Payments and such Exchange Shares and Additional Payments may not be withdrawn, except to the extent tendering shareholders are entitled to and duly exercise withdrawal rights as provided herein. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must (i) be timely received by the Exchange Agent at its address on the back cover of this Offer to Exchange before the Exchange Agent receives notice of acceptance for exchange by the Company of the Exchange Shares and the Additional Payments, (ii) set forth the name of the tendering shareholder, (iii) if the certificates for the Exchange Shares or any shares constituting the Additional Share Payment, if applicable, have been deposited with or otherwise identified to the Exchange Agent, contain the description of the shares of Common Stock to be withdrawn and indicate the certificate numbers shown on the certificates evidencing such shares of Common Stock (except in the case of book-entry transfers), (iv) identify the aggregate amount and form of any Additional Payment deposited with the Exchange Agent and identify the check or wire transfer number of any Additional Cash Payment, and (v) be executed by the shareholder in the same manner as the original Common Stock certificate(s) for tendered shares or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such tendered shares. In the case of shares tendered by book-entry transfer, a notice of withdrawal must specify, in lieu of certificate numbers, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn shares.

         The notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares subject to the withdrawal have been tendered (i) by a registered holder who has not completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or (ii) for the account of an Eligible Institution. All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, whose determination shall be final and binding. Neither the Company, the Exchange Agent, the Information Agent nor any of their respective affiliates shall be under any duty to give any notification of any irregularities or defects in any notice of withdrawal or incur any liability for failure to give any such notification. Exchange Shares and Additional Payments withdrawn in the manner specified above will not be considered to have been duly tendered, and any such Exchange Shares and Additional Payments will be returned by the Exchange Agent as soon as practicable after such withdrawal. However, withdrawn Exchange Shares and Additional Payments may be re-tendered at any time prior to the Expiration Date, upon the terms and subject to the conditions of the Offer.

         No interest shall be paid on any amount returned to a shareholder whether on account of the extension or termination of the Offer, the withdrawal of Exchange Shares and Additional Payments by the tendering shareholder, or otherwise.

ACCEPTANCE OF EXCHANGE SHARES AND ADDITIONAL PAYMENTS; PRORATION; DELIVERY OF UNITS

         Upon the terms and subject to the conditions of this Offer, up to 2,000,000 Exchange Shares properly tendered and not withdrawn on or prior to the Expiration Date will be accepted for exchange. For purposes of this Offer, the Company will be deemed to have accepted for exchange properly tendered Exchange Shares and the related Additional Payments when, as and if the Company has given oral or written notice thereof to the Exchange Agent. In the event that more than 2,000,000 Exchange Shares are properly tendered pursuant to the Offer and not withdrawn, the Company will accept 2,000,000 Exchange Shares and related Additional Payments pro rata based upon the total number of Exchange Shares validly tendered and not withdrawn, subject to adjustment to avoid the acceptance for exchange of fractional shares. All tendering shareholders will be deemed to have waived any right to receive notice of the acceptance of their Exchange Shares and the related Additional Payments.

         The Exchange Agent will act as agent for the tendering shareholders for the purposes of receiving from the Company the Units and transmitting the Units to tendering shareholders. Tendered shares not accepted for exchange by the Company, if any, together with the Additional Payments related thereto, will be returned to the tendering shareholders (or, in the case of shares, including shares tendered in satisfaction of the Additional Payment, tendered by a Book-Entry Transfer Facility, will be credited to an account maintained with such Book-Entry Transfer Facility) without expense as promptly as practicable following the Expiration Date.

         Delivery of the Units in exchange for Exchange Shares and Additional Payments that have been properly tendered and not withdrawn on or prior to the Expiration Date and that have been accepted for exchange by the Company will be made as promptly as practicable after the Expiration Date. All deliveries will be made through the Exchange Agent. Upon the deposit of the Units by the Company with the Exchange Agent for the purpose of making the exchange to validly tendering shareholders, the Company's obligation to make such exchange shall be satisfied, and such tendering shareholders must thereafter look solely to the Exchange Agent for delivery of the Units.

         If proration of tendered shares of Common Stock is required, the Company does not expect to be able to announce the final proration factor or to commence the exchange for any Exchange Shares and Additional Payments pursuant to the Offer until approximately five business days after the Expiration Date, due to the difficulty in determining the number of Exchange Shares validly tendered (including shares tendered by the guaranteed delivery procedures described above). Preliminary results of the proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Common Stock may obtain such preliminary information from the Information Agent and may also be able to obtain such information from their brokers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Because of the unique features of the Offer and the Units, it is not possible to provide a definitive discussion of the federal income tax consequences of the exchange of Units for Exchange Shares and the Additional Payment (the "Exchange"), or of the ownership and disposition of Units. The discussion below represents the Company's view of the most likely federal income tax consequences of the Exchange and the ownership and disposition of Units and is provided for general information purposes only. The Company has not sought a ruling from the Internal Revenue Service with respect to such matters. It is possible that characterizations other than those discussed might apply and that the federal income tax consequences accordingly might be different from those discussed.

         The following discussion is based upon the Company's interpretation of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative ruling and practice, all as of the date hereof. The Internal Revenue Service is not precluded from adopting a contrary position. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of this discussion and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the federal income tax consequences of the Exchange and the ownership and disposition of Units. In addition, the following discussion does not address the applicable state, local and foreign tax consequences of the Exchange, and ownership and disposition of Units.

         The following discussion does not address the tax consequences of the Exchange or the ownership of Units to shareholders based on their particular tax situations, and is not intended to be applicable to all categories of shareholders, some of whom, such as dealers in securities, insurance companies, tax-exempt organizations, and foreign persons, will be subject to special rules.

         Shareholders are urged to consult their own tax advisors as to the tax consequences to them (including the effect and applicability of federal, state, local, foreign and other tax laws) of the Exchange and of the ownership and disposition (including a disposition pursuant to exercise of a Redemption Right) of Units.

         The discussion below assumes that the Units will be treated as equity rather than as debt for federal income tax purposes. See "Treatment of Units as Equity", below.

Treatment of The Exchange

         The Company believes that the Exchange will be treated as a reorganization under Section 368(a)(1)(E) of the Code (a "Reorganization") and that:

         (a) No gain or loss should be recognized by holders of Common Stock upon the receipt of a Unit in exchange for an Exchange Share and the Additional Payment in the Exchange, except that a holder will recognize income to the extent of excess, if any, of the fair market value of the Guarantee over any portion of the Additional Payment made in cash;

         (b) The tax basis of the Unit received by a shareholder in the Exchange will be the same as the tax basis of the Common Stock surrendered in exchange for the Unit (including any shares constituting the Additional Share Payment), plus any Additional Cash Payment and the amount of gain recognized, if any, by such shareholder, less the fair market value of the Guarantee;

         (c) The holding period of the Unit received by each shareholder in the Exchange will include the period for which the Common Stock surrendered in the Exchange was considered to be held, provided that the Common Stock so surrendered was held as a capital asset at the time of the Exchange.

         The Company estimates that the Guarantee has a fair market value of $________ per Unit; however, the Company's estimate is not binding on the Internal Revenue Service.

         If the Internal Revenue Service were to successfully challenge the Company's treatment of the Exchange, shareholders who participate in the Exchange and make the Additional Payment with shares of Common Stock may be required to recognize income up to the fair market value of the Redemption Rights (including the related Guarantee) received by that shareholder. Such income would be a capital gain if the provisions of Section 302 of the Code applied to the exchange by such shareholder of Common Stock, and otherwise it will be treated as a distribution of property to which Section 301 of the Code applies. See "Consequences of the Redemption of a Unit" below. The Company believes that it is likely that shareholders who make the Additional Payment solely in cash will not recognize income, even if the Internal Revenue Service were to successfully challenge the Company's treatment of the Exchange as a Reorganization.

Treatment of Units as Equity

         The Company believes that the Units should be treated, and intends to treat the Units, as equity for federal income tax purposes.

         The determination of whether the Units will be treated as equity for federal income tax purposes is a question of fact, and no one factor is conclusive. Although no definitive set of relevant factors exists, Section 385 of the Internal Revenue Code of 1986, as amended (the "Code"), lists five factors that "may" be taken into account in regulations, yet to be issued, that are to set forth the rules for determining whether an interest in a corporation is to be treated as equity or debt for federal income tax purposes. These factors are (1) whether there is a written unconditional promise to pay on demand or on a specified date a sum certain in money in return for an adequate consideration in money or money's worth, and to pay a fixed rate of interest,
(2) whether there is a subordination to or preference over any indebtedness of the corporation, (3) the ratio of debt to equity of the corporation, (4) whether there is convertibility into the stock of the corporation, and (5) the relationship between holdings of stock in the corporation and the holdings of the interest in question. The Internal Revenue Service has indicated that the intent of the parties in creating the instrument is a factor that may be taken into account as well.

         The Company believes that an analysis of the foregoing factors indicates that it is likely, although not certain, that a Unit will be treated as equity for federal income tax purposes. The

Company is obliged to redeem a Unit for a fixed amount of money upon exercise of the Redemption Right at essentially a predetermined date, raising the possibility that a Unit could be treated as convertible debt. However, no provisions for interest payments or guaranteed dividends of any sort are made. In addition, the Redemption Right will expire if the closing price of the Common Stock is at least $26.00 for 20 of any 30 consecutive trading days. The Company is also prohibited from redeeming a Unit to the extent that such redemption is made at a time when the Company's capital is impaired or when such redemption would cause any impairment of the Company's capital or if such redemption is otherwise prohibited by law. Furthermore, a Unit will be subordinated to all indebtedness of the Company; the stock portion of the Unit is voting stock; there are no "conversion" rights other than a possible "deemed" conversion at the time of expiration of the Redemption Right; and, finally, the parties intend to create an equity interest notwithstanding the contrary treatment for financial accounting purposes.

         Section 385 of the Code provides that the issuer's characterization of an interest in a corporation as debt or equity will be binding on the issuer and all holders, but will not be binding on the Internal Revenue Service. Accordingly, because the Company intends to treat the Units as equity for federal income tax purposes, holders will not be able to treat the Units as debt for such purposes. If the Units were to be treated as debt by the Internal Revenue Service or a court, the federal income tax consequences would include:
(i) the Exchange would be a taxable exchange of the holder's Common Stock surrendered, which could result in the recognition of gain to a shareholder and
(ii) distributions of property by the Company with respect to a Unit would be treated as interest, and not dividends, and so would not be eligible for the dividends received deduction. Similarly, redemptions by the Company of the Common Stock would not be subject to the rules of Section 302 of the Code, as discussed below, but would instead be treated as payments of principal and interest.

Sale of Units

         In general, gain or loss will be recognized upon a sale of a Unit or, in the event of the expiration of the Redemption Right, upon the sale of the remaining share of Common Stock. The amount of such gain or loss will be the difference between the amount received in exchange for the Unit or share of Common Stock and the holder's adjusted basis in the Unit or share of Common Stock. The holder's tax basis in a share of Common Stock after the associated Redemption Right has lapsed will equal the basis of the holder's Unit immediately before the lapse of the Redemption Right.

         Any gain or loss recognized upon the sale or exchange of a Unit or share of Common Stock will generally be treated as capital gain or loss if the Unit or Common Stock sold was held as a capital asset. Such gain or loss will be long term capital gain or loss if the Unit or Common Stock was held for more than one year, and will be short term capital gain or loss if it has been held for one year or less. To the extent applicable, the straddle rules, summarized below, will likely suspend the running of the holder's holding period for this purpose until the expiration of the Redemption Right.

Short Sale and Straddle Rules

         Under certain circumstances the holding period of a share of Common Stock may be suspended. It is possible that the Redemption Right will be characterized for federal income tax purposes as an option to sell Common Stock. In that case, it is possible that the short sale rules of Section 1233 of the Code would apply, resulting in, among other possible results, suspension of the holding period of a number of other shares of Common Stock equal to the number subject to the Redemption Right until the expiration of the Redemption Right. However, Section 1233(c) of the Code and Treas. Reg. Section 1.1233-1(c)(3) provide that, if the Common Stock is identified by appropriate entries in the holder's records within fifteen days after the date of its acquisition as subject to such option, the rules of Section 1233(b), including the holding period suspension rules, will not apply. If the Redemption Right is properly characterized as an option and a holder identifies that the Common Stock is subject to the Redemption Right in its records within 15 days of the Unit's acquisition, Section 1233(c) of the Code should apply. Even if such an identification is not made, since the Redemption Right and the Common Stock are acquired on the same day, are attached and cannot be separated, and the Common Stock portion of a Unit will be sold upon exercise of the Redemption Right, it is likely that the Common Stock will be deemed to be identified as a result of the terms of the Unit and that Section 1233(c) of the Code will apply to a Unit.

         It is likely that the Unit will be considered to be a tax straddle subject to the rules of Section 1092 of the Code. The tax straddle rules apply only if both (a) the Common Stock is considered to be actively traded and (b) the Redemption Right is considered to be either (i) an "option" with respect to the Common Stock or substantially identical stock or securities or (ii) a position with respect to substantially similar or related property (other than stock). Assuming that a Unit is considered to be a tax straddle, Temporary Treasury Regulations provide that the holding period of a share of Common Stock that is part of that straddle generally will not begin earlier than the expiration of the Redemption Right with respect to that share, unless the holder has held the Common Stock exchanged for such Unit for more than one year prior to the acquisition of the Unit. In addition, under Section 263(g) of the Code, interest and carrying charges relating to a tax straddle are not deductible and must be capitalized and added to basis.

Consequences of the Redemption of a Unit

         The amount of cash received by a holder of a Unit upon the redemption of the Unit by the Company upon exercise of the Redemption Right will be treated either (i) as a distribution by the Company in exchange for the Unit, in which case the holder will recognize gain or loss measured by the difference between the amount realized and the holder's tax basis for the Unit surrendered or (ii) as a distribution of property to which Section 301 of the Code applies (that is, as a dividend, to the extent of the Company's earnings and profits; see "Dividends; Dividends Received Deduction," below). For this purpose, the determination of whether the distribution will be treated as an exchange for stock or as a Code Section 301 distribution will be made in accordance with the provisions of Section 302 of the Code, as explained below.

         Under Section 302 of the Code, a holder will not be treated as having received a Code Section 301 distribution upon the redemption of a Unit upon exercise of the Redemption Right if (1) the redemption results in the complete termination of the holder's interest in the Company, (2) the holder's percentage ownership of the outstanding Common Stock of the Company (and voting stock if any voting stock other than Common Stock is outstanding) immediately after such redemption is less than 80% of such holder's percentage ownership of the total of such outstanding stock immediately before the redemption or (3) the distribution from the Company upon such redemption is not "essentially equivalent to a dividend" based on the individual holder's particular facts and circumstances. For purposes of making these determinations, the holder's percentage ownership will in general be calculated by taking into account all shares owned by him, including those deemed to be owned by him pursuant to
Section 318 of the Code. Section 318 of the Code provides that in applying the above rules, a holder is considered to own shares directly or indirectly owned by certain members of his family or certain related entities and to own shares with respect to which he holds options.

         For a redemption to qualify as "not essentially equivalent to a dividend," it must result in a "meaningful reduction" in the holder's percentage interest in the Company. The Internal Revenue Service has indicated in published rulings that any reduction in the percentage interest of a small shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction," absent special circumstances. In applying these rules, other transactions that are part of an overall plan may be taken into account to determine the decrease, if any, of a shareholder's percentage interest. In view of the terms of the Units it is likely that the exercise of the Redemption Right by other holders of Units will have to be taken into account in determining whether a particular holder's percentage interest is reduced. In a case in which a holder would have an increase in his percentage interest after the exercise of the Redemption Right (for example, if such holder redeemed a lesser percentage of his shares as compared to other shareholders), the holder could avoid dividend treatment by selling Units rather than redeeming them; however, there can be no assurance that there will be an active market for the Units or that if such a market exists the proceeds received will not be substantially less than those that would be received by redemption.

         In the event that, upon the tender of a Unit pursuant to the Redemption Right, Thermo Electron is required to acquire the associated Common Stock pursuant to the terms of the Guarantee, it is probable that the holder will be deemed to have disposed of the Unit or Common Stock through a sale or exchange, the consequences of which are discussed in "Sale of Units" above, rather than as a redemption by the Company (absent circumstances in which the selling holder is deemed to be in control of the Company and Thermo Electron).

         If a redemption is not treated as a Code Section 301 distribution, any gain or loss recognized will be capital gain or loss if the redeemed Unit is held as a capital asset. Such gain or loss will be long term or short term depending on the holding period of such Common Stock. See "Sale of Units" above.

Dividends; Dividends Received Deduction

         The Company has never paid any cash dividends on its Common Stock and anticipates that no dividends will be paid on its Common Stock or the Units in the foreseeable future. A distribution of property by the Company to its shareholders will be treated as a dividend only to the extent of its accumulated earnings and profits or its earnings and profits in the taxable year in which such distributions occur. Any distribution of property by the Company that is not a dividend would be treated first as a return of basis to the shareholder and then as gain from the sale or exchange of property.

         To the extent that the Company does have earnings and profits and does make dividend distributions with respect to Units or shares of Common Stock, corporate holders would generally be eligible for the dividends received deduction. This deduction generally equals 70% of the amount received as dividends, although corporations owning 20% or more of the stock of the Company are eligible for an 80% deduction. Corporate holders would be eligible for the dividends received deduction only if, among other things, the Units or shares of Common Stock are held for more than 45 days. Under Section 246(c) of the Code, the holding period of stock will be suspended for any periods for which the holder has, among other things, (i) an option to sell such stock or (ii) a diminished risk of loss by holding one or more other positions with respect to substantially similar or related property. It is likely that the Redemption Right would be considered an option or other position triggering the suspension of the holding period under Section 246(c) of the Code.

         For corporate holders of Units or Common Stock, Section 246A of the Code reduces the dividends received deduction in the case of "debt-financed portfolio stock." Debt-financed portfolio stock is defined as portfolio stock, such as the Units or Common Stock, acquired or carried by the corporate holder with indebtedness that is "directly attributable" to the investment in such stock. The reduction is generally a fraction, the numerator of which is the amount of the holder's indebtedness attributable to such stock and the denominator of which is the holder's adjusted tax basis in the stock.

         In addition, any dividends received by corporate holders would be subject to the provisions of Section 1059 of the Code relating to "extraordinary dividends" if the Units or Common Stock with respect to which the dividend is paid has not been held for more than two years and the amount of the dividend is considered extraordinary. For this purpose, the holding period of the stock will be considered suspended under rules similar to those applicable to the determination of the availability of the dividends received deduction. In general, a dividend paid with respect to common stock is treated as an extraordinary dividend if it equals or exceeds ten percent of the shareholder's adjusted basis in the stock. Dividends that have ex-dividend dates within 85 consecutive days are aggregated for this purpose. An aggregation period of one year applies if the aggregated dividends exceed 20 percent of the shareholder's basis. In addition, any redemption of stock of a corporation that is not pro rata as to all shareholders and which is treated as a dividend distribution under Section 301 of the Code will be treated as an extraordinary dividend subject to Section 1059 of the Code, without regard to the period of time the shareholder has held the stock, except as provided in regulations yet to be proposed or promulgated. If a dividend is subject to the rules of Section 1059, the tax basis of the holder's Units or Common Stock (or remaining Units or Common Stock in the case of a redemption) will be reduced by the amount of the dividend received deduction (the "non-taxed portion" of the dividend). If the non-taxed portion exceeds the holder's tax basis in such Units or Common Stock, such excess will be treated as gain from the sale of Units or Common Stock upon disposition of such Units or Common Stock.

UNTENDERED SHARES

         Holders of shares of Common Stock who do not tender their shares of Common Stock in the Offer or whose shares of Common Stock are not accepted for exchange will continue to hold such shares of Common Stock, which is listed on AMEX, and will be entitled to all the rights, and will be subject to all of the limitations, applicable thereto.

CONDITIONS TO THE CONSUMMATION OF THE OFFER

         The obligation of the Company to consummate the Offer will be subject to the satisfaction or waiver, at or prior to the acceptance of the tendered Exchange Shares and Additional Payments for exchange, of the following conditions:

         (i) There being validly tendered and not withdrawn prior to the expiration of the Offer at least 500,000 Exchange Shares and the related Additional Payments; and

         (ii) the listing of the Units on the American Stock Exchange, subject to official notice of issuance.

         In addition, notwithstanding any other provision of the Offer, the Company reserves the right to withdraw, terminate or amend the Offer before the acceptance of the tendered Exchange Shares and Additional Payments for exchange if:

         (i) any legal action or proceeding is instituted or threatened to be instituted in any court or by or before any governmental agency (A) directly or indirectly with respect to the

                  Offer, (B) which, in the sole judgment of the Company may materially adversely affect the business, operations or financial condition of the Company;

         (ii) there shall have occurred any material adverse development in any existing legal action or proceeding involving the Company;

         (iii) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or AMEX; (B) a declaration of a banking moratorium by United States authorities or any governmental agency in the United States, (C) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (D) a material adverse change in general economic, political or financial conditions, if the effect thereof on the financial markets of the United States shall be such that in the sole judgment of the Company it shall be impracticable to consummate the Offer;

         (iv) there shall have occurred any change, or development involving a prospective change, in or affecting the business or financial affairs of the Company which, in the sole judgment of the Company, would materially impair the contemplated benefits of the Offer to the Company or its shareholders;

         (v) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which, in the sole judgment of the Company, would or might prohibit, restrict or delay consummation of the Offer as presently proposed or materially impair the contemplated benefits of the Offer to the Company or its shareholders; or

         (vi) there exists, in the sole judgment of the Company, any other actual or threatened legal impediment to the acquisition of the Exchange Shares and Additional Payments or the issuance of the Units as presently proposed. In any such event, the Company shall not be obligated to accept Exchange Shares and Additional Payments tendered pursuant to the Offer. If the Offer should be withdrawn pursuant to the foregoing, the Exchange Shares and Additional Payments previously tendered will be returned without expense to the tendering shareholders as promptly as practicable.

         The foregoing conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part.

LISTING OF THE UNITS

         The Company has applied for listing of the Units on AMEX. In order to be listed, the Company must meet the AMEX Listing Requirements. Even if the Units are initially listed, there can be no assurance that the Units will meet the requirements for continued listing on AMEX. Failure to continue to be listed may adversely affect the market value and liquidity of the Units. See "Risk Factors - No Assurance as to Liquidity or Trading Market".

POSITION OF THE BOARD OF DIRECTORS

         The Board of Directors is not making any recommendations to its shareholders as to whether they should exchange or refrain from exchanging any or all of their shares of Common Stock. Each shareholder must make his or her own decision as to whether to exchange any shares of Common Stock owned.

PAYMENT OF FEES AND EXPENSES; TRANSFER TAXES

         The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Exchange and related documents to the beneficial owners of the Common Stock, and in handling or forwarding tenders for their customers. However, the Company will not make any other payments to brokers, dealers or others soliciting tenders of Common Stock and Additional Payments, other than the Information Agent. The Company will pay all legal, accounting, printing, listing, filing and other similar fees and expenses in connection with the Offer.

         The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Exchange Shares and shares constituting the Additional Share Payment to it pursuant to the Offer. If, however, Units are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the shares of Common Stock tendered, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer and sale of shares of Common Stock to the Company pursuant to the Offer, the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder.

MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES

         Any shareholder whose Common Stock certificates have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at its address set forth on the back cover page of this Offer to Exchange for further information.

EXCHANGE AGENT; INFORMATION AGENT

         American Stock Transfer & Trust Company has been appointed as Exchange Agent for the Offer. American Stock Transfer & Trust Company is also the transfer agent for the Common Stock and the Units. National Westminster Bank Plc -- New York Branch has been appointed as Information Agent for the Offer. The Company will pay all fees and expenses of the Exchange Agent and the Information Agent incurred in connection with the Offer.

ACCOUNTING TREATMENT

         No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Offer. The Units will be treated for accounting purposes as Common Stock subject to redemption until the expiration of the Redemption Rights.

INTERESTS OF CERTAIN PERSONS IN OFFER

         The Offer is open to the officers, directors and affiliates of the Company. As of December 28, 1996, the Company's officers and directors beneficially owned 2,795,315 shares of Common Stock, which represented approximately 6.9% of the outstanding shares. In addition, as of December 28, 1996, ThermoTrex beneficially owned 25,960,996 shares of Common Stock, which represented approximately 64% of the outstanding shares. ThermoTrex has advised the Company that it does not intend to tender any shares of Common Stock for exchange pursuant to the Offer. The Company has been advised that none of its officers or directors intend to tender shares of Common Stock for exchange pursuant to the Offer.

                            MARKET PRICE INFORMATION

         ThermoLase's Common Stock is listed on AMEX under the symbol "TLZ." Thermo Electron's Common Stock is listed on the New York Stock Exchange under the symbol "TMO."

         The table below sets forth, for the fiscal quarters indicated, the reported high and low sale prices of ThermoLase's Common Stock and Thermo Electron's Common Stock on AMEX and the New York Stock Exchange, respectively. The Thermo Electron Common Stock price information is presented for ThermoLase's fiscal period (fiscal year ending on the Saturday nearest September 30) rather than for Thermo Electron's fiscal period (fiscal year ending on the Saturday nearest December 31). (1)

                                       ThermoLase Common Stock(2)  Thermo Electron Common Stock(3)
                                       --------------------------  -------------------------------
Fiscal 1995                            High          Low           High           Low
-----------                            ----          ---           ----           ---
Quarter ended December 31, 1994          5             3  9/16      21 5/18       18 1/9
Quarter ended April 1, 1995              6 15/16       3  5/8       22 5/6        19 1/2
Quarter ended July 1, 1995              22  3/8        5 15/16      27 1/3        21 7/9
Quarter ended September 30, 1995        25  1/2       19  1/2       31 1/12       26 2/5

Fiscal 1996
-----------
Quarter ended December 30, 1995         27  5/8       17  1/4       34 2/3        28 1/4
Quarter ended March 30, 1996            31            20  7/8       42 1/12       30 5/12
Quarter ended June 29, 1996             36  1/2       24  1/4       44 3/8        38 5/6
Quarter ended September 28, 1996        30  3/4       19  7/8       41 7/8        31 3/4

Fiscal 1997
-----------
Quarter ended December 28, 1996         24  7/8       15  1/8       38 1/4        29 3/4
Quarter ending March 29, 1997
(through January 10, 1997)              16  3/4       15  3/8       41 1/4        37 1/4

--------

         (1) In September 1995, the Company changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. All periods referenced in the above table assume that such new fiscal year end had been in effect for all periods presented.

         (2) Prices of the ThermoLase Common Stock have been restated to reflect a two-for-one stock split, effected in the form of a 100% stock dividend, which was distributed in June 1995.

         (3) Prices of the Thermo Electron Common Stock have been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, which was distributed in June 1996.

         On January 10, 1997, the most recent practicable date prior to the date of this Offer to Exchange, the last reported sale price of ThermoLase's Common Stock on AMEX was $17.25 per share and the last reported sale price of Thermo Electron's Common Stock on the New York Stock Exchange was $36.75 per share.

                             THERMOLASE CORPORATION
                        PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 28, 1996
                                   (UNAUDITED)

         The following unaudited pro forma condensed balance sheet sets forth the financial position of the Company as of September 28, 1996, to reflect the receipt by the Company of 2,296,296 shares of Company Common Stock in exchange for issuing 2,000,000 Units, each consisting of one share of Company Common Stock and one Redemption Right. The exchange results in the reclassification of $40,500,000 from "Common stock" and "Capital in excess of par value" to "Common stock subject to redemption," based on the issuance of 2,000,000 Redemption Rights, each carrying a maximum liability to the Company of $20.25 per share. The exchange also results in the reclassification of $5,148,000 from "Capital in excess of par value" to "Treasury Stock," based on the satisfaction of the $3.00 per share Additional Payment with 296,296 shares of Common Stock each recorded at fair value on the date of the exchange, assumed for purposes of this calculation to be $17 3/8, the closing price of the Company's Common Stock on January 9, 1997. Instead of settling the Additional Payment with shares of Common Stock, holders of Common Stock may elect to pay $3.00 in cash per Unit received. If the Additional Payment is satisfied in full by the payment of cash, the Company will record $6,000,000 of "Cash" instead of "Treasury stock." Pro forma information is not presented for Thermo Electron because this transaction is not material to Thermo Electron's financial position or results of operations.

(In thousands)                                        Historical    Adjustments   Pro Forma
-------------------------------------------------------------------------------------------
ASSETS
Current Assets:
        Cash and available-for-sale investments       $52,055       $    --       $52,055
        Accounts receivable, net                        4,572            --         4,572
        Inventories                                     4,269            --         4,269
        Other current assets                            2,290            --         2,290
                                                      -------       -------       -------
                                                       63,186            --        63,186
                                                      -------       -------       -------
Property and Equipment, at Cost, Net                   19,323            --        19,323
                                                      -------       -------       -------
Other Assets                                            4,679            --         4,679
                                                      -------       -------       -------
Cost in Excess of Net Assets of Acquired
     Company                                            8,332            --         8,332
                                                      -------       -------       -------
                                                      $95,520       $    --       $95,520
                                                      =======       =======       =======

                             THERMOLASE CORPORATION
                  PRO FORMA CONDENSED BALANCE SHEET (Continued)
                               SEPTEMBER 28, 1996
                                   (UNAUDITED)

(In thousands, except share amounts)                     Historical      Adjustments     Pro Forma
--------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
         Accounts payable                                $  5,179        $     --        $  5,179
         Accrued expenses                                   2,799              --           2,799
         Deferred revenue                                     913              --             913
         Due to parent company and affiliated
            companies                                       7,098              --           7,098
                                                         --------        --------        --------
                                                           15,989              --          15,989
                                                         --------        --------        --------
Deferred Lease Liability
                                                              494              --             494
                                                         --------        --------        --------
Common Stock Subject to Redemption
   2,000,000 shares, pro forma                                 --          40,500          40,500
                                                         --------        --------        --------
Shareholders' Investment:
         Common stock, 40,803,932 shares
            issued, 38,803,932 shares, pro forma              408             (20)            388
         Capital in excess of par value                    85,813         (35,332)         50,481
         Accumulated deficit                               (3,516)             --          (3,516)
         Treasury stock at cost, 116,578 shares,
            412,874 shares, pro forma                      (3,621)         (5,148)         (8,769)
         Net unrealized loss on available-for-sale
            investments                                       (47)             --             (47)
                                                         --------        --------        --------
                                                           79,037         (40,500)         38,537
                                                         --------        --------        --------
                                                         $ 95,520        $     --        $ 95,520
                                                         --------        --------        --------
Book Value per Share                                     $   1.94        $   (.99)       $    .95
                                                         --------        --------        --------

                            DESCRIPTION OF SECURITIES

         The following is a summary description of the principal terms applicable to the Units, including the Redemption Rights, and the Guarantees.

UNITS

         Each Unit being offered by the Company consists of one share of Common Stock and one Redemption Right. The Redemption Rights will not detach or trade separately from the related shares of Common Stock (but instead will trade together with the related share of Common Stock as a Unit). The Company has applied for the listing of the Units on AMEX under the symbol "__________."

         The holder of a Redemption Right may require the Company to redeem the related share of Common Stock for $20.25 (the "Redemption Price") during the first 20 days after the fourth anniversary of the Expiration Date (the "Redemption Period"). Notice of commencement of the Redemption Period will be published in the Wall Street Journal and will be mailed to holders of record of the Redemption Rights, not less than 30 nor more than 45 days prior to the commencement of the Redemption Period. To be redeemed, certificates for Units must be received at the office of the Company duly executed indicating the number of shares being tendered for redemption during the Redemption Period. After the end of the Redemption Period, the Company will mail to each shareholder a check in consideration for the shares that were redeemed. Shareholders who elect to redeem their shares will be entitled to revoke their election by delivering a written notice of such revocation to the Company prior to the end of the Redemption Period.

         The Company's obligation to make such redemptions would be deferred to the extent that such redemptions are made at a time when the Company's capital is impaired or when such redemptions would cause any impairment of the Company's capital or if such redemptions are otherwise prohibited by law. These provisions do not affect the guarantee by Thermo Electron of the Company's redemption obligations.

         Both the consideration payable by the Company upon redemption of the shares of Common Stock and the number of shares of Common Stock which are subject to redemption are subject to adjustment upon the occurrence of certain events, including (i) the issuance of Common Stock as a dividend or the distribution of a security or right convertible into or exchangeable for shares of Common Stock to all of the holders of Common Stock, (ii) a subdivision or combination of the Company's outstanding Common Stock and (iii) the issuance by reclassification or reorganization of the outstanding shares of Common Stock.

         The Redemption Rights will expire and become worthless in the event that the closing price of the Common Stock as reported on the principal trading market for the Common Stock is at least $26.00, as adjusted as provided above, for 20 of any 30 consecutive trading days after the Expiration Date. In the event of the expiration of the Redemption Rights, each Unit will automatically become, and will trade as, one share of Common Stock.

         In the event of the occurrence prior to the expiration of the Redemption Rights of a merger or consolidation of the Company with or into another entity (other than a merger in which the Company is the surviving entity) or the sale of all or substantially all of the assets of the Company, the holders of Units shall have the right either (i) to receive the consideration per share as is payable in such transaction to the holders of Common Stock on account of their ownership thereof; or (ii) to elect to receive the Redemption Price in cash at the end of the Redemption Period. Any shareholder electing the provisions of clause (ii) shall, from and after the date of the transaction to which such election relates, have the status of a creditor of the Company and all of such shareholder's rights shall cease with respect to the Units. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in the Redemption Rights to preserve as nearly as possible, as determined by the Company, the economic benefits of the Redemption Rights for the holders of Units.

         The Company reserves the right to amend the terms of the Redemption Rights. However, the Redemption Rights may not be amended in a way that will dilute or impair the Redemption Rights without the consent of the holders of a majority of the then outstanding Units other than Thermo Electron and its subsidiaries.

THE GUARANTEES

         The Company and Thermo Electron have entered into a Guarantee Agreement, pursuant to which Thermo Electron has agreed to guarantee, on a subordinated basis, the due and punctual performance by the Company of its redemption obligations described above. Thermo Electron will be obligated to honor the Guarantees upon the failure of the Company to perform its redemption obligations, including any failure due to the impairment or potential impairment of the Company's capital. The Company and Thermo Electron reserve the right to amend the terms of the Guarantee Agreement. However, the Guarantee Agreement may not be amended in a way that will dilute or impair the Redemption Rights described above without the consent of the holders of majority of the then outstanding Units other than Thermo Electron and its subsidiaries.

         Subordination of Guarantees

         The obligations represented by the Guarantees will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Thermo Electron, whether outstanding at the date of execution of the Guarantee Agreement or thereafter incurred or created. There are no limitations, in the Guarantee Agreement or otherwise, on Thermo Electron's ability to incur or create additional Senior Indebtedness in the future. Senior Indebtedness of Thermo Electron is defined for this purpose as the principal of, premium, if any, and interest and other amounts due on or with respect to the following, whether outstanding at the date of execution of the Guarantee Agreement or thereafter incurred or created: (a) indebtedness of Thermo Electron for money borrowed by Thermo Electron (including, without limitation, purchase money obligations), whether or not evidenced by debentures, bonds, notes or other corporate debt securities or similar instruments issued by Thermo Electron (including the principal of, premium, if any, and interest on Thermo Electron's 5% Senior Convertible Debentures due 2001); (b) obligations to reimburse any bank or other person in respect of amounts paid under letters of credit; (c) leases of real property, equipment or other assets, which leases are capitalized in Thermo Electron's financial statements in accordance with generally accepted accounting principles; (d) commitment, standby and other fees due and payable to financial institutions with respect to credit facilities available to Thermo Electron; (e) obligations of Thermo Electron under interest rate or currency swaps, floors, caps or other similar arrangements intended to hedge interest rates or currency exposure; (f) indebtedness secured by any mortgage, pledge, lien or other encumbrance on property which is owned or held by Thermo Electron subject to such mortgage, pledge, lien or encumbrance, whether or not the indebtedness secured thereby shall have been assumed by Thermo Electron; (g) obligations of Thermo Electron constituting guarantees of indebtedness of or joint obligations with another or others which would be included in the preceding clauses (a),
(b), (c), (d), (e) or (f) (including Thermo Electron's guarantee of the principal of, premium, if any, and interest on the 3 3/4% Senior Convertible Debentures due 2000 of Thermo Instrument Systems Inc. and the 4 1/2% Senior Convertible Debentures due 2003 of Thermo Instrument Systems Inc.); and (h) modification, renewals, extensions or refundings of any of the indebtedness, leases, fees or obligations referred to in the preceding clauses (a), (b), (c),
(d), (e), (f) or (g) or debentures, notes or other evidences of indebtedness issued in exchange therefor, provided that Senior Indebtedness shall not include any particular indebtedness, lease, fee or obligation, modification, renewal, extension or refunding or exchanged securities if, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness, lease, fee or obligation or such modification, renewal, extension or refunding thereof or exchanged securities are stated to be not superior in right of payment to the Guarantees. Most of Thermo Electron's assets are owned by its subsidiaries. Thermo Electron's rights as a shareholder and the rights of its creditors, including holders of the Units, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. At September 28, 1996, the aggregate amount of Senior Indebtedness and indebtedness of subsidiaries not constituting Senior Indebtedness (but to which the Guarantees are effectively subordinated) was approximately $503,076,000.

         The obligations represented by the Guarantees will rank pari passu with Thermo Electron's obligations with respect to its outstanding 4 1/4% Convertible Subordinated Debentures due 2003. In addition, the obligations represented by the Guarantees will rank pari passu with Thermo Electron's subordinated guarantees of the principal, premium, if any, and interest on the NonInterest Bearing Convertible Subordinated Debentures due 2003 issued by Thermedics Inc., the Non-Interest Bearing Convertible Subordinated Debentures due 2001 issued by Thermo Ecotek Corporation, the 6 1/2% Convertible Subordinated Debentures due 1997 and the 4 5/8% Convertible Subordinated Debentures due 2003 issued by Thermo Terra Tech Inc., the Non-Interest Bearing Convertible Subordinated Debentures due 1997 issued by Thermo Cardiosystems Inc., the

3 3/4% Convertible Subordinated Debentures due 2000 issued by Thermo Voltek Corp., the 4 7/8% Convertible Subordinated Debentures due 2000 issued by Thermo Remediation Inc., the 5% Convertible Subordinated Debentures due 2000 issued by ThermoQuest Corporation and the 5% Convertible Subordinated Debentures due 2000 issued by Thermo Optek Corporation. In addition, the obligations represented by the Guarantees will rank pari passu with Thermo Electron's subordinated guarantees of the obligations to redeem the common stock of ThermoLyte Corporation and Thermo Fibergen Inc. The obligation of ThermoLyte Corporation to redeem its common stock requires ThermoLyte Corporation at the option of the holders to redeem up to an aggregate of approximately 1,845,000 shares of its common stock for $10.00 per share at the end of 1998 and 1999. The obligation of Thermo Fibergen Inc. to redeem its common stock requires Thermo Fibergen at the option of the holders to redeem up to an aggregate of approximately 4,715,000 shares of its common stock for $12.75 per share during the months of September 2000 and September 2001. As of September 28, 1996, the aggregate outstanding principal amount of the above obligations was approximately $1,102,439,000.

         In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection herewith, relative to Thermo Electron or to its creditors as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up, of Thermo Electron, or in the event of any assignment for the benefit of creditors of Thermo Electron or any marshaling of assets of Thermo Electron, the holders of all Senior Indebtedness of Thermo Electron will be entitled to receive payment in full of the principal of and premium, if any, and interest, including interest accruing after the commencement of any such proceeding, on all Senior Indebtedness of Thermo Electron, before holders of the Units offered hereby will be entitled to receive any payment in respect of the Guarantees. Upon the maturity of any Senior Indebtedness of Thermo Electron by lapse of time, acceleration or otherwise, such Senior Indebtedness of Thermo Electron shall first be paid in full (to the same extent as provided in the preceding sentence) or provided for before any payment is made by Thermo Electron, directly or indirectly, with respect to the Redemption Rights. Upon the occurrence of any event of default with respect to any Senior Indebtedness of Thermo Electron, as defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by Thermo Electron, directly or indirectly, with respect to the Redemption Rights. By reason of such subordination, in the event of insolvency, creditors of Thermo Electron that are not holders of Senior Indebtedness of Thermo Electron may recover less, ratably, than holders of Senior Indebtedness of Thermo Electron and may recover more, ratably, than the holders of the Guarantees.

TRANSFER AGENT

         The transfer agent for the Common Stock and the Units is American Stock Transfer & Trust Company.

                           TRANSACTIONS IN SECURITIES

         During the 40 business days immediately preceding the date of this Offer to Exchange the only transactions in the Company's Common Stock known to the Company to have been effected by any of the Company, each executive officer and director of the Company, Thermo Electron, ThermoTrex, each executive officer and director of Thermo Electron or ThermoTrex, and any associate or subsidiary of any such person, including any executive officer or director of any such subsidiary, are as follows:


                                                                                                          Total
        Date of             Description of                                   Price Per Share          Consideration
      Transaction             Transaction           Number of Shares         (Paid) Received         (Paid) Received
      -----------             -----------           ----------------         ---------------         ---------------




                                  LEGAL MATTERS

         The validity of the Units and the Guarantees to be issued in connection with the Offer will be passed upon for ThermoLase and Thermo Electron, respectively, by Seth H. Hoogasian, Esq., General Counsel of the Company, ThermoTrex and Thermo Electron. Mr. Hoogasian is a full time employee of Thermo Electron and owns or has the right to acquire 12,800 shares of Common Stock, 7,800 shares of common stock of ThermoTrex and 115,927 shares of common stock of Thermo Electron.

                                     EXPERTS

         The financial statements of the Company and Thermo Electron included or incorporated by reference in this Offer to Exchange have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report with respect to Thermo Electron's financial statements which includes an explanatory fourth paragraph with respect to the change in method of accounting for investments in debt and marketable equity securities in 1994 as discussed in Note 2 to the financial statements.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Common Stock, Additional Payments and any other required documents should be sent to the Exchange Agent as set forth below.


                               The Exchange Agent:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY



By Mail:                     By Facsimile:                 By Hand:



                             Confirm by Telephone:



If you have any additional questions, or need additional copies of this Offer to Exchange, the Letter of Transmittal or any other Offer materials, please contact the Information Agent at its telephone number and address listed below.

                             The Information Agent:

                NATIONAL WESTMINSTER BANK PLC -- NEW YORK BRANCH
                                175 Water Street
                                   20th Floor
                            New York, New York 10038
                                 (212) 602-5609
                                Attn: Austin Chen

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law and the Registrants' Certificates of Incorporation and By-Laws limit the monetary liability of directors to the Company, Thermo Electron and their respective shareholders and provide for indemnification of their respective officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company or Thermo Electron, as the case may be, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Registrants also have indemnification agreements with their respective directors and officers that provide for the maximum indemnification allowed by law.

         Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS

         See the Exhibit Indexes included immediately preceding the exhibits to this Registration Statement.

         (b)      FINANCIAL STATEMENT SCHEDULES

         All schedules required under Regulation S-X are hereby incorporated by reference.

ITEM 22.  UNDERTAKINGS

                  Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Each of the undersigned Registrants hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 10th day of January, 1997.

                              THERMOLASE CORPORATION


                              By:      /s/ John C. Hansen
                                 -------------------------------------------
                                       John C. Hansen
                                       President and Chief Executive Officer

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 10th day of January, 1997.


                              THERMO ELECTRON CORPORATION


                              By:      /s/ George N. Hatsopoulos
                                 -------------------------------------------
                                       George N. Hatsopoulos
                                       Chairman and Chief Executive Officer

                        POWERS OF ATTORNEY AND SIGNATURES

AS TO THE COMPANY:

         We, the undersigned officers and directors of ThermoLase Corporation, hereby constitute and appoint John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert, Jonathan W. Painter and John C. Hansen, and each of them singly, our true and lawful attorneys with full powers of substitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable ThermoLase Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                          Title                         Date
                  ---------                                          -----                         ----
/s/ John C. Hansen                                   President, Chief Executive                January 10, 1997
--------------------------------------------           Officer and Director (Principal
               John C. Hansen                          Executive Officer)


/s/ John N. Hatsopoulos                              Vice President and Chief                  January 10, 1997
--------------------------------------------           Financial Officer
             John N. Hatsopoulos                       (Principal Financial Officer)


/s/ Paul F. Kelleher                                 Chief Accounting Officer and              January 10, 1997
--------------------------------------------           Director (Principal Accounting
              Paul F. Kelleher                         Officer)


/s/ Gary S. Weinstein                                Chairman of the Board and                 January 10, 1997
--------------------------------------------           Director
              Gary S. Weinstein


/s/ Carliss Y. Baldwin                               Director                                  January 10, 1997
--------------------------------------------
             Carliss Y. Baldwin


                                                     Director
--------------------------------------------
            Elias P. Gyftopoulos


/s/ Robert C. Howard                                 Director                                  January 10, 1997
--------------------------------------------
              Robert C. Howard

/s/ Anthony J. Pellegrino                            Director                                  January 10, 1997
--------------------------------------------
            Anthony J. Pellegrino

/s/ Firooz Rufeh                                     Director                                  January 10, 1997
--------------------------------------------
                Firooz Rufeh

/s/ Kenneth Y. Tang                                  Director                                  January 10, 1997
--------------------------------------------
               Kenneth Y. Tang

/s/ Nicholas T. Zervas                               Director                                  January 10, 1997
--------------------------------------------
             Nicholas T. Zervas

                        POWERS OF ATTORNEY AND SIGNATURES

AS TO THERMO ELECTRON:

         We, the undersigned officers and directors of Thermo Electron Corporation, hereby constitute and appoint John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert and Jonathan W. Painter, and each of them singly, our true and lawful attorneys with full powers of substitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Thermo Electron Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                          Title                         Date
                  ---------                                          -----                         ----
/s/ George N. Hatsopoulos                            Chief Executive Officer,                  January 10, 1997
--------------------------------------------           Chairman of the Board and Director
            George N. Hatsopoulos                      (Principal Executive Officer)


/s/ John N. Hatsopoulos                              President and Chief Financial             January 10, 1997
--------------------------------------------           Officer (Principal Financial Officer)
             John N. Hatsopoulos


/s/ Paul F. Kelleher                                 Vice President, Finance (Principal        January 10, 1997
--------------------------------------------           Accounting Officer)
              Paul F. Kelleher


/s/ John M. Albertine                                Director                                  January 10, 1997
--------------------------------------------
              John M. Albertine


/s/ Peter O. Crisp                                   Director                                  January 10, 1997
--------------------------------------------
               Peter O. Crisp


                                                     Director
--------------------------------------------
            Elias P. Gyftopoulos


                                                     Director
--------------------------------------------
                Frank Jungers


/s/ Robert A. McCabe                                 Director                                  January 10, 1997
--------------------------------------------
              Robert A. McCabe

/s/ Frank E. Morris                                  Director                                  January 10, 1997
--------------------------------------------
               Frank E. Morris

/s/ Donald E. Noble                                  Director                                  January 10, 1997
--------------------------------------------
               Donald E. Noble

/s/ Hutham S. Olayan                                 Director                                  January 10, 1997
--------------------------------------------
              Hutham S. Olayan

/s/ Roger D. Wellington                              Director                                  January 10, 1997
--------------------------------------------
             Roger D. Wellington

                             THERMOLASE CORPORATION


                                  EXHIBIT INDEX

    Exhibit No.                         Description
    -----------                         -----------

          *4.1    Form of Unit Certificate.

          *4.2    Form of Guarantee Agreement between Thermo Electron and
                  ThermoLase

          *5.1    Opinion of Seth H. Hoogasian, Esq.

         *23.1    Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5.1).

          23.2    Consent of Arthur Andersen LLP

          24      Power of Attorney (See Signature Page of this Registration
                  Statement)

         *99.1    Form of Letter of Transmittal

         *99.2    Form of Notice of Guaranteed Delivery

         *99.3 Form of Exchange Agent Agreement between the Exchange Agent and ThermoLase

         *99.4 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

         *99.5    Form of Letter to Clients

----------------

* To be filed by amendment

                           THERMO ELECTRON CORPORATION

                                  EXHIBIT INDEX

   Exhibit No.    Description
   -----------    -----------

         *4.1     Form of Guarantee Agreement between Thermo Electron and
                  ThermoLase

         *5.1     Opinion of Seth H. Hoogasian, Esq.

        *23.1     Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5.1).

         23.2     Consent of Arthur Andersen LLP

         24       Power of Attorney (See Signature Page of this Registration
                  Statement)

----------------

* To be filed by amendment